For Immediate Release

VNUS Medical Technologies Reports Third-Quarter 2008 Results:
25% Growth in Net Product Revenues and 29% Growth in Unit Sales Over Third Quarter 2007
$23.1 Million Net Revenues, $0.10 Net Income Per Share

SAN JOSE, Calif.—October 29, 2008 —VNUS® Medical Technologies, Inc. (Nasdaq:VNUS), a leading provider of medical devices for the minimally invasive treatment of venous disease, today announced its financial results for the third quarter ended September 30, 2008.

Net revenues for the third quarter of 2008 increased 32% to $23.1 million compared with $17.5 million for the third quarter of 2007. Net revenues for the third quarter of 2008 included net product revenues and royalty revenues. Net product revenues are derived from the sale of disposable endovenous catheters and devices, RF generators and accessory products. Royalty revenues are derived from other companies paying royalties for a license to certain VNUS patents previously subject to an infringement lawsuit.

Net product revenues for the third quarter of 2008 increased 25% to $21.9 million compared with $17.5 million for the third quarter of 2007. Net product revenues increased sequentially by 2% when compared to net product revenues in the second quarter of 2008 of $21.5 million. The increase in net product revenues from the third quarter of 2007 was due to continuing higher sales of disposable ClosureFAST™ catheters and higher overall international sales. Disposable catheters and device unit sales increased in the third quarter of 2008 by 29% compared to the third quarter of 2007.

Royalty revenues in the third quarter of 2008 were $1.2 million. The royalty revenues are a result of an agreement entered into on June 3, 2008, resolving the infringement lawsuit against two companies selling laser vein ablation products. In the third quarter of 2008, the royalty revenues also include a negotiated payment of $0.3 million from the Diomed bankruptcy estate for royalties relating to Diomed’s post-bankruptcy patent infringement. No royalty revenues are included in net revenues for any period prior to the second quarter of 2008.

Gross margins in the third quarter of 2008 were 69.6% compared to 61.5% in the third quarter of 2007 and 76.7% in the second quarter of 2008. For comparison, after excluding $8.7 million of one time royalties, gross margin in the second quarter of 2008 was 67.9%.

Third quarter net income was $1.6 million, compared with a net loss of $2.2 million for the third quarter of 2007 and net income of $8.8 million for the second quarter of 2008. Patent litigation expense included in the third quarter was $0.3 million compared to $2.8 million in the comparable quarter in 2007, and $1.0 million in the second quarter of 2008. Net income includes a provision for income taxes of $0.3 million with retroactive effect back to the beginning of the year for a two year suspension of California net operating loss carryforwards and limitation of tax credits which was implemented by the budget of the State of California on September 18, 2008.  Net income per share for the third quarter was $0.10, compared with a net loss per share of $0.14 for the third quarter of 2007 and net income per share of $0.53 for the second quarter of 2008.

Adjusted EBITDA for the third quarter of 2008 was earnings of $3.6 million, as compared to a loss of $2.2 million in the comparable quarter of 2007, and earnings of $11.1 million in the second quarter of 2008. For periods with net income, earnings per share, if fully taxed at 38%, would be $0.07 for the third quarter of 2008 compared to earnings per share, if fully taxed at the same rate, of $0.03 in the second quarter of 2008 after removing $8.7 million of income from non-recurring royalty revenue. The Company expects to be in a Fully Taxed EPS position on a GAAP basis during 2010 or 2011. Accordingly, the Company has decided to provide supplemental disclosure of Fully Taxed EPS as a long term measure of growth in earnings on a comparable constant per share basis absent the utilization of net operating loss carryforwards and one-time events, such as the payment of royalties in the second quarter of 2008 related to periods prior to 2008.

VNUS' balance sheet at September 30, 2008 included cash, cash equivalents and short-term investments of $78.2 million, approximately $3.5 million more than the second quarter of 2008 due primarily to operating efficiencies.

“We are especially pleased that our third quarter results show sequential growth during a normally slower summer quarter,” said VNUS President and Chief Executive Officer Brian E. Farley. “With product revenue growth of 25% and another consecutive quarter of a strong increase in unit sales of proprietary disposables of 29% led by international sales, we believe the market is both continuing to grow and is confirming that our VNUS ClosureFAST catheter is the preferred treatment for venous reflux. Furthermore, with third quarter operating income at 8.3% of revenues, our management team showed that the business is now well on track to generate good operating margins and improving profitability.”

VNUS also announced today its business outlook for the fourth quarter and fiscal year end of 2008.

Business Outlook

	Fourth Quarter 2008	Full Year 2008
Millions except EPS

Total revenues	$24.0 - $25.3	$97.9 - $99.3
Net product revenues	$23.1 - $24.2	$85.4 - $86.5
Royalty revenue	$0.9 - $1.1	$12.5 - $12.8
Gross margin	68% - 69%	70%- 72%
Operating expenses	$14.8 - $15.1	$58.2 - $58.5
Effective tax rate	9.0%	8.0%
Net income	$1.4 - $2.2	$11.5 - $12.2
GAAP EPS	$0.09 - $0.13	$0.69 - $0.73
Average shares outstanding	16.7- 17.0	16.7- 16.9
Adjusted EBITDA	$3.1 - $4.0	$17.4 - $18.3
Fully Taxed EPS (1)	$0.06 - $0.09	$0.14 - $0.17

(1) For Full Year 2008, excludes $8.7 million of one time royalties associated with pre-2008 sales

VNUS expects international growth volume to continue but with the current strengthening foreign exchange rate trend in the United States dollar, the rate of growth of reported international revenues may slow. VNUS currently estimates an increase in fourth-quarter operating expenses primarily due to increased marketing and sales expenses associated with increased sales activities, additional marketing related expenditures to support new long term business initiatives in domestic and international markets and additional patent litigation expenses.

VNUS estimates that full-year 2008 operating expenses will include patent litigation expenses of $2.0 million to $2.3 million.

Today's Teleconference

VNUS plans to host its regular quarterly teleconference today at 2:00 p.m. PT / 5:00 p.m. ET. The call can be accessed by dialing (303) 262-2006 (for both U.S. and international callers). This call will be webcast live and as a replay on the company's website at http://ir.vnus.com/. A phone replay will be available for one week after the live call at (303) 590-3000, code 11120881#.

Non-GAAP Financial Information:

VNUS’ management evaluates and makes operating decisions using various operating measures, including adjusted earnings before interest, taxes, depreciation and amortization, and non-cash charges for stock-based compensation (Adjusted EBITDA), and Fully Taxed EPS calculated by using income after excluding one-time events, assuming no use of net operating loss carryforwards and fully diluted weighted average number of shares (Fully Taxed EPS). The Company believes that these non-GAAP measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and investors in analyzing the Company's ongoing business and operating performance. The Company believes that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the Company's financial results in the way management views the Company's operating results. Management believes Adjusted EBITDA is useful as a supplemental measure of the performance of the Company's operations because it isolates the Company's operating performance from the accounting impact of the Company's financing strategies, tax provisions, and depreciation and amortization. The Company believes that Fully Taxed EPS is useful as a supplemental disclosure because the Company expects to be in a Fully Taxed EPS position on a GAAP basis during 2010 or 2011. Accordingly, the Company has decided to provide supplemental disclosure of Fully Taxed EPS as a long term measure of growth in earnings on a comparable constant per share basis absent the utilization of net operating loss carryforwards and one-time events , such as the payment of royalties in the second quarter of 2008 related to periods prior to 2008. VNUS believes Adjusted EBITDA and Fully Taxed EPS should be considered in addition to, but not as a substitute for, items prepared in accordance with GAAP, as the items excluded in the presentation of Adjusted EBITDA and Fully Taxed EPS are significant components in understanding and assessing financial performance. The reconciliation between GAAP and non-GAAP financial information is provided in the financial statements portion of this release.

About VNUS Medical Technologies, Inc.

VNUS is a leading provider of medical devices for the minimally invasive treatment of venous reflux, a progressive condition caused by incompetent vein valves in the leg. VNUS sells the Closure system, which consists of a proprietary radiofrequency (RF) generator and proprietary disposable endovenous catheters and devices to treat diseased veins through the application of temperature-controlled RF energy. For more information, please visit the corporate website at www.vnus.com.

Forward-Looking Statements

In addition to statements of historical facts or statements of current conditions, VNUS has made forward-looking statements in this press release. Words such as “expects,” "estimates,” “believes”, “assumes“ and “plans” or variations of such words and similar expressions, are intended to identify such forward-looking statements in this press release, including the statements regarding the outlook for VNUS’ business and revenue and net income forecasts. Actual results may differ materially from current expectations based on a number of factors affecting VNUS’ business, including, among other things, overall economic and market conditions; fluctuating foreign exchange rates; changes in reimbursement levels established by governmental and third-party payors; commercial success of VNUS’ licensees ; changing competitive market, clinical trial data and regulatory conditions; changes in the credit markets impacting the fair value of our investment securities; continued market acceptance of the ClosureFAST catheter; customer and physician preferences; the ability of VNUS to protect its patent position; and the effectiveness of advertising and other promotional campaigns. The reader is cautioned not to unduly rely on these forward-looking statements. The statements in this press release are made as of the date of this press release, even if subsequently made available by VNUS on its web site or otherwise. VNUS expressly disclaims any intent or obligation to update these forward-looking statements except as required by law.

Additional information concerning these and other risk factors can be found in press releases issued by VNUS and VNUS' periodic public filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K filed with the SEC on March 14, 2008 and its Quarterly Report on Form 10-Q filed with the SEC on August 18, 2008. Copies of VNUS’ press releases and additional information about VNUS are available on the corporate website at www.vnus.com.

—Financial Statements Attached—

VNUS MEDICAL TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$48,532	$39,269
Short-term investments	29,637	24,067
Accounts receivable, net	11,797	11,456
Inventories	5,662	5,485
Prepaid expenses and other current assets	2,091	1,421
Total current assets	97,719	81,698
Property and equipment, net	4,266	4,354
Other assets	130	130
Total assets	$102,115	$86,182

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,166	$2,366
Accrued compensation and benefits	6,431	6,040
Other accrued liabilities	1,585	1,571
Deferred revenue, net	829	720
Total current liabilities	12,011	10,697
Other long term liabilities	1,904	1,996
Total liabilities	13,915	12,693
Stockholders’ equity:
Common stock	16	15
Additional paid-in capital	126,719	122,009
Deferred stock compensation	(3)	(23)
Accumulated other comprehensive income	(18)	21
Accumulated deficit	(38,514)	(48,533)
Total stockholders’ equity	88,200	73,489
Total liabilities and stockholders’ equity	$102,115	$86,182

VNUS MEDICAL TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

Net product revenues	$21,910	$17,495	$62,302	$50,333
Royalty revenues	1,226	—	11,628	—
Net revenues	23,136	17,495	73,930	50,333
Cost of revenues	7,026	6,741	20,865	18,665
Gross profit	16,110	10,754	53,065	31,668
Operating Expenses:
Sales and marketing	6,779	5,460	21,195	18,435
Research and development	2,554	2,258	7,596	7,168
General and administrative	4,860	6,128	14,654	15,029
Total operating expenses	14,193	13,846	43,445	40,632
Income (loss) from operations	1,917	(3,092)	9,620	(8,964)
Interest and other income, net	24	945	1,241	2,569
Income (loss) before provision for taxes	1,941	(2,147)	10,861	(6,395)
Provision for income taxes	349	19	842	37
Net income (loss)	$1,592	$(2,166)	$10,019	$(6,432)

Basic net income (loss) per share	$0.10	$(0.14)	$0.63	$(0.42)
Diluted net income (loss) per share	$0.10	$(0.14)	$0.60	$(0.42)

Basic weighted average number of shares	15,941	15,466	15,844	15,364
Diluted weighted average number of shares	16,751	15,466	16,588	15,364

Reconciliation of Income (Loss) from operations to Adjusted EBITDA:
Income (loss) from operations	$1,917	$(3,092)	$9,620	$(8,964)
Stock-based compensation	1,309	588	3,560	1,610
Depreciation and amortization	376	326	1,114	890
Adjusted EBITDA	$3,602	$(2,178)	$14,294	$(6,464)

Calculation of Fully Taxed EPS for periods with net income:
Income before provision for taxes	$1,941		$10,861
Less one time events:
Royalty revenue related to periods before 2008	-		(8,699)
Income before taxes	1,941		2,162
Less taxes at an assumed 38% rate	(738)		(822)
Fully taxed income	$1,203		$1,340
Divided by diluted weighted average number of shares	16,751		16,588
Fully Taxed EPS for periods with net income	$0.07		$0.08

CONTACT: Peter Osborne, Chief Financial Officer of VNUS Medical Technologies, Inc., +1-408-360-7499, ir@vnus.com
Web site: http://www.vnus.com